MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2010

(With Independent Auditors’ Report Thereon)

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

KPMG LLP

Suite 3100

717 North Harwood Street

Dallas, TX 75201-6585

Independent Auditors’ Report

The Board of Directors
Ascent Media Corporation:

We have audited the accompanying consolidated balance sheet of Monitronics International, Inc. and subsidiaries as of December 31, 2010, and the related consolidated statements of operations, shareholders’ net capital (deficiency), and cash flows for the period July 1, 2010 to December 16, 2010 (Predecessor) and December 17, 2010 to December 31, 2010 (Successor). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Monitronics International, Inc. and subsidiaries as of December 31, 2010, and the results of their operations and their cash flows for the period July 1, 2010 to December 16, 2010 (Predecessor) and December 17, 2010 to December 31, 2010 (Successor), in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

June 14, 2011

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheet

(In thousands, except share data)

December 31,
2010
Assets	(Successor)
Current assets:
Cash and cash equivalents	$166
Restricted cash	23,376
Accounts receivable, less allowance for doubtful accounts of $1,793	11,092
Prepaid expenses and other current assets	4,741
Deferred income tax	4,720
Total current assets	44,095
Restricted cash	28,000
Property and equipment, net	20,689
Deferred financing costs, net	2,348
Derivative financial instruments	447
Other assets	1,477
Subscriber accounts, net of accumulated amortization of $5,560	822,811
Dealer networks, net of accumulated amortization of $420	50,013
Goodwill	349,936
Total assets	$1,319,816
Liabilities and Shareholder’s Net Capital
Current liabilities:
Accounts payable	$3,331
Accrued expenses	5,632
Purchase holdbacks	10,297
Deferred revenue	3,383
Interest payable	2,970
Taxes payable	2,871
Current portion of long-term debt	20,000
Total current liabilities	48,484
Noncurrent liabilities:
Long-term debt	896,733
Other long-term liabilities	7,217
Long-term deferred tax liability	7,648
Derivative financial instruments	64,744
Total noncurrent liabilities	976,342
Commitments and contingencies
Shareholder’s net capital:
Common stock, $0.01 par value. Authorized and issued 1 share	—
Additional paid-in capital	299,220
Accumulated deficit	(4,230)
Total shareholder’s net capital	294,990
Total liabilities and shareholder’s net capital	$1,319,816
See accompanying notes to consolidated financial statements.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

	15-day
	period from	169-day period
	December 17,	from July 1,
	2010 to	2010 to
	December 31,	December 16,
	2010	2010
	(Successor)	(Predecessor)
Revenue	$9,129	133,432
Cost of services	1,421	16,647
Gross profit	7,708	116,785
Operating expenses:
Sales, general, and administrative	2,131	37,454
Depreciation	199	2,796
Amortization	5,980	56,660
	8,310	96,910
Operating income (loss)	(602)	19,875
Other expenses:
Realized and unrealized loss on derivative instruments	1,682	5,330
Interest expense	1,837	9,394
	3,519	14,724
Income (loss) before income taxes	(4,121)	5,151
Provision for income taxes	109	1,070
Net income (loss)	$(4,230)	4,081
See accompanying notes to consolidated financial statements.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statement of Shareholders’ Net Capital (Deficiency)

(In thousands, except share data)

											Total
			Class A		Class B		Additional				shareholders’
	Common stock		Common stock		Common stock		paid-in	Treasury stock, at cost		Accumulated	net capital
	Shares	Amount	Shares	Amount	Shares	Amount	capital	Shares	Amount	deficit	(deficiency)
Balances at July 1, 2010 (Predecessor)	—	$—	31,102,347	$311	—	$—	125,939	1,322,135	$(12,037)	(267,836)	(153,623)
Dividends	—	—	—	—	—	—	(3,193)	—	—	—	(3,193)
Stock-based compensation	—	—	—	—	—	—	394	—	—	—	394
Net income	—	—	—	—	—	—	—	—	—	4,081	4,081
Balances at December 16, 2010 (Predecessor)	—	$—	31,102,347	$311	—	$—	123,140	1,322,135	$(12,037)	(263,755)	(152,341)

Investment by Ascent Media Corporation	1	$—	—	$—	—	$—	299,220	—	$—	—	299,220
Net loss	—	— —	—	—	—	—	—	—	—	(4,230)	(4,230)
Balances at December 31, 2010 (Successor)	1	$—	—	$—	—	$—	299,220	—	$—	(4,230)	294,990

See accompanying notes to consolidated financial statements.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	15-day period from December 17, 2010 to December 31, 2010	169-day period from July 1, 2010 to December 16, 2010
	(Successor)	(Predecessor)
Operating activities:
Net income (loss)	$(4,230)	4,081
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,179	59,456
Amortization of deferred financing costs	40	743
Accretion of debt discount	780	—
Provision for uncollectible accounts	228	2,114
Change in deferred taxes	27	217
Noncash stock-based compensation	—	394
Unrealized (gain) loss on derivative instruments	1,682	(12,246)
Changes in operating assets and liabilities:
Accounts receivable	(625)	(2,060)
Prepaid expenses and other assets	(935)	(2,273)
Accounts payable	296	(1,333)
Accrued expenses	(13,425)	13,913
Interest payable	949	(1,922)
Deferred revenue	555	2,565
Taxes payable	82	804
Net cash provided by (used in) operating activities	(8,397)	64,453

Investing activities:
Decrease (increase) in restricted cash	(7,779)	8,179
Purchases of property and equipment	(86)	(2,194)
Purchases of subscriber accounts (net of holdbacks)	(3,870)	(88,829)

Net cash used in investing activities	(11,735)	(82,844)

Financing activities:
Proceeds from credit facility	106,300	—
Payments on other debt	(5,000)	—
Payment of deferred financing costs	(2,388)	—
Investment by Ascent Media Corporation	299,220	—
Payment to repurchase common stock	(397,088)	—
Dividend	—	(3,193)
Net cash provided by (used in) financing activities	1,044	(3,193)
Net decrease in cash and cash equivalents	(19,088)	(21,584)
Cash and cash equivalents at beginning of period	19,254	40,838
Cash and cash equivalents at end of period	$166	19,254
Supplemental cash flow information:
State taxes paid	$—	10
Interest paid	2,110	8,368

See accompanying notes to consolidated financial statements.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2010

(1)                     Description of Business and Summary of Significant Accounting Policies

Monitronics International, Inc. and Subsidiaries (Monitronics or the Company) provide security alarm monitoring and related services to residential and business subscribers throughout the United States and parts of Canada. The Company monitors signals arising from burglaries, fires, and other events through security systems installed by independent dealers at subscribers’ premises.

On December 17, 2010, Ascent Media Corporation (AMC) acquired 100% of the outstanding capital stock of the Company through the merger of Mono Lake Merger Sub, Inc. (Merger Sub), a direct wholly owned subsidiary of AMC established to consummate the merger, with and into the Company, with the Company as the surviving corporation in the merger (the Acquisition). As described in note 2, the Acquisition is being accounted for in accordance with accounting guidance for business combinations and, accordingly, has resulted in the recognition of assets acquired and liabilities assumed at fair value as of the acquisition date.

Accounting principles generally accepted in the United States of America require operating results for the Company prior to the Acquisition to be presented as the predecessor’s results in the historical financial statements. Operating results subsequent to the Acquisition are presented as the successor’s results and include the period subsequent to December 17, 2010. There have been no changes in the business operations of the Company due to the Acquisition.

In connection with the Acquisition, the Company changed its fiscal year-end from June 30 to December 31 to be consistent with AMC’s fiscal year-end. These financial statements present the consolidated balance sheet as of December 31, 2010 and the consolidated statements of operations, shareholder’s net capital (deficiency), and cash flows for the 169-day period from July 1, 2010 to December 16, 2010 (Predecessor) and the 15-day period from December 17, 2010 to December 31, 2010 (Successor).

(a)                      Cash Equivalents and Restricted Cash

The Company classifies all highly liquid investments with original maturities when purchased of three months or less as cash equivalents. At December 31, 2010, there is $51.4 million, including $28.0 million that is classified as noncurrent, that is restricted and can only be drawn per the terms of the debt issued through the securitization debt (note 4). This amount is excluded from cash and cash equivalents.

(b)                      Consolidation Policy

The Company consolidates companies in which it owns or controls, directly or indirectly, more than 50% of the voting shares. Monitronics consists of the following five entities: Monitronics International, Inc. (Parent), Monitronics Funding, LP (Funding), Monitronics Security, LP (Security), MIBU, Inc., and Monitronics Canada, Inc. (Subsidiaries). The Company eliminates all intercompany balances and transactions.

Funding and Security are controlled by general partners that are wholly owned by the Company. The general partners include independent directors who must concur with the Company in the event that either Security or Funding files for bankruptcy or liquidation.

6	(Continued)

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2010

(c)                       Accounting Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

(d)                      Accounts Receivable

Accounts receivable consist primarily of amounts due from customers for recurring monthly monitoring services over a wide geographical base. The Company performs extensive credit evaluations on the portfolios of subscriber accounts prior to purchase and requires no collateral on the accounts that are acquired. The Company has established an allowance for doubtful accounts for estimated losses resulting from the inability of subscribers to make required payments. Factors such as historical-loss experience, recoveries, and economic conditions are considered in determining the sufficiency of the allowance to cover potential losses. The actual collection of receivables could be different from recorded amounts.

The Company’s allowance for doubtful accounts as of December 31, 2010 was $1.8 million. During the 169-day period ended December 16, 2010 and 15-day period ended December 31, 2010, the Company recorded a provision for uncollectible accounts of $2.1 million and $0.2 million in the consolidated statements of operations, respectively. In addition, during the 169-day period ended December 16, 2010, the Company wrote off, net of recoveries, accounts receivable of $2.8 million. There were no write-offs during the 15-day period ended December 31, 2010.

(e)                       Property and Equipment

Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated useful life of the assets. Major replacements and betterments are capitalized at cost. Maintenance and repair costs are charged to expense when incurred. When assets are replaced or disposed of, the cost and accumulated depreciation are removed from the accounts and the gains or losses, if any, are reflected in the consolidated statements of operations.

(f)                         Subscriber Accounts

Subscriber accounts relate to the cost of acquiring portfolios of monitoring service contracts from independent dealers. The subscriber accounts are initially recorded at cost. All direct external costs associated with the creation of subscriber accounts are initially capitalized.

Internal costs, including all personnel and related support costs, incurred solely in connection with subscriber account acquisitions and transitions are expensed as incurred.

Prior to the Acquisition, the costs of subscriber accounts were amortized using a 10-year 135% declining balance method. In connection with the Acquisition, management updated its assessment of the useful life of its subscriber assets. Accordingly, the costs of subscriber accounts acquired in the Acquisition are amortized using a 14-year 235% declining balance method. The costs of subscriber accounts acquired subsequent to the Acquisition are amortized using a 15-year 220% declining balance method. The amortization methods were selected to provide an approximate

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2010

matching of the amortization of the Subscriber accounts intangible asset to estimated future subscriber revenues based on projected lives of individual subscriber contracts. Amortization of subscriber accounts during the 169-day period ended December 16, 2010 and 15-day period ended December 31, 2010 was $56.7 million and $6.0 million, respectively.

Based on subscriber accounts held at December 31, 2010, estimated amortization of subscriber accounts in the succeeding five fiscal years ending December 31 is as follows (in thousands):

2011	$138,969
2012	115,655
2013	96,253
2014	80,106
2015	66,667
Total	$497,650

Management reviews the subscriber accounts for impairment or a change in amortization period whenever events or changes indicate that the carrying amount of the asset may not be recoverable or the life should be shortened. For purposes of recognition and measurement of an impairment loss, the Company views subscriber accounts as two pools, subscriber accounts acquired in the Acquisition and postacquisition subscriber accounts, because of their respective homogeneous characteristics, which is the lowest level for which identifiable cash flows are largely independent of the cash flows of the other assets and liabilities. Based on management’s analysis, no impairment was indicated during the 169-day period ended December 16, 2010 and 15-day period ended December 31, 2010.

(g)                      Deferred Financing Costs

Deferred financing costs are capitalized when the related debt is issued or when amendments to revolving credit lines increase the borrowing capacity. Deferred financing costs are amortized over the term of the related debt on a straight-line basis. The Company incurred debt financing costs of $2.3 million related to the December 17, 2010 credit agreement with Bank of America, N.A. See note 4 for further information related to this credit agreement.

(h)                      Goodwill

In accordance with Accounting Standards Codification (ASC) Topic 350, Intangibles — Goodwill and Other, goodwill is not amortized, and is tested for impairment annually and whenever events or circumstances indicate that the carrying value may not be recoverable. The goodwill of $349.9 million at December 31, 2010 relates to AMC’s acquisition of the Company in December 2010 and there were no indicators of impairment subsequent to the acquisition. During the period ended December 16, 2010, the Company performed its annual test of goodwill impairment using a fair value-based approach and no impairment was indicated. In accordance with ASC Topic 350, the Company performs its annual impairment test during the fourth quarter using October 31 balances.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2010

(i)                         Dealer Networks

Dealer networks is an intangible asset that relates to the dealer relationships that were acquired as part of the Acquisition. This intangible asset will be amortized on a straight-line basis over its estimated useful life of 5 years. Amortization expense related to dealer networks was $0.4 million for the 15-day period ended December 31, 2010.

Management reviews Dealer Networks for impairment or a change in amortization period whenever events or changes indicate that the carrying amount of the asset may not be recoverable or the life should be shortened.

(j)                         Income Taxes

The Company recognizes a liability or asset for the deferred tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. These temporary differences will result in taxable or deductible amounts in future years when reported amounts of the assets or liabilities are recovered or settled. The deferred tax assets are reviewed for recoverability, and a valuation allowance is provided if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

(k)                      Purchase Holdbacks

The Company typically withholds payment of a designated percentage of the purchase price when it purchases subscriber accounts from dealers. The withheld funds are recorded as a liability until the guarantee period provided by the dealer has expired. The holdback is used as a reserve to cover any terminated subscriber accounts that are not replaced by the dealer during the guarantee period and is typically used to cover lost revenue during such period as well. At the end of the guarantee period, which is typically one year from the date of purchase, the dealer is responsible for any deficit or is paid the balance of the holdback.

(l)                         Stock Compensation

The Company recognizes the cost of employee services received in exchange for awards of equity instruments, such as stock options and restricted stock, based on the fair value of those awards at the date of grant over the requisite service period. The Company uses the Black-Scholes option pricing model to determine the fair value of stock-option awards. Stock-based compensation plans, related expenses, and assumptions used in the Black-Scholes option pricing model are more fully described in note 6.

(m)                   Revenue Recognition

Revenues are recognized as the related monitoring services are provided. Deferred revenue primarily includes payments for monitoring services to be provided in the future.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2010

(n)                      Risk Concentration

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. The Company performs extensive credit evaluations on the portfolios of subscriber accounts prior to purchase and requires no collateral on the subscriber accounts that are acquired. Concentrations of credit risk with respect to trade accounts receivable are generally limited due to the large number of subscribers comprising the Company’s customer base.

(o)                      Fair Value of Financial Instruments

The carrying amount of our financial instruments, consisting of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and certain other liabilities, approximates their fair value due to their relatively short maturities. Borrowings under the Company’s revolving credit and term loan agreement approximate fair value due to the proximity of those agreements to the balance sheet date. Derivative financial instruments are carried at fair value.

(p)                      Derivative Financial Instruments

The Company uses derivative financial instruments to manage exposure to movement in interest rates. The use of these financial instruments modifies the exposure of these risks with the intention of reducing the risk or cost. The Company does not use derivatives for speculative or trading purposes. The Company recognizes the fair value of all derivative instruments as either assets or liabilities at fair value on the consolidated balance sheet. Fair value is based on market quotes for similar instruments with the same duration. Changes in the fair value of derivatives are reported in the consolidated statements of operations.

(2)                     Acquisition by Ascent Media Corporation

On December 17, 2010, AMC acquired 100% of the outstanding capital stock of the Company. The cash consideration paid by AMC was approximately $397.1 million, subject to certain customary adjustments. The consideration was funded by a $60 million term loan, a draw of $45 million on a $115 million revolving credit facility and cash on hand. See note 4 for further information with respect to the debt obligations incurred in connection with the Acquisition. The goodwill recorded in the Acquisition reflects the value to AMC for Monitronics’ recurring revenue and cash flow streams and its unique business strategy of partnering with independent dealers to obtain customers. The goodwill balance is not deductible for tax purposes.

The Acquisition resulted in a change in ownership of 100% of the Company’s outstanding common stock and is accounted for in accordance with accounting guidance for business combinations and, accordingly, resulted in the recognition of assets and liabilities assumed at estimated fair value as of December 17, 2010. The purchase price paid in the Acquisition has been pushed down to the Company’s consolidated financial statements and is allocated to the acquired assets and liabilities assumed based on their fair value. The Acquisition and the allocation of purchase price to the assets and liabilities as of December 17, 2010 have been recorded based on preliminary valuation analyses. The allocation of the purchase price is subject to change based on completion of such analyses and the determination of facts impacting fair value estimates. The Company expects to finalize the purchase price allocation prior to December 16, 2011.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2010

The purchase price of Company has been allocated on a preliminary basis as follows (in thousands):

Estimated fair value of assets acquired and liabilities assumed:
Restricted cash	$43,597
Accounts receivable	10,694
Subscriber accounts	824,158
Property and equipment	20,802
Dealer network	50,433
Other current and noncurrent assets	14,419
Goodwill	349,936
Purchase holdbacks	(9,954)
Long-term debt	(814,653)
Derivative instruments	(64,623)
Deferred income tax liability	(4,057)
Other current and noncurrent liabilities	(23,664)
Cash consideration	$397,088

Other current and noncurrent liabilities assumed by AMC include transaction expenses of approximately $13.3 million related to charges for legal and professional services related to the Acquisition. These charges were recorded in selling, general, and administrative expense during the 169-day period ended December 16, 2010.

Other current and noncurrent liabilities also includes deferred revenue of $2.8 million, net of a $5.3 million fair value adjustment. As a result of the fair value adjustment, revenue for the 15-day period ended December 31, 2010 was negatively impacted by $3.1 million.

(3)                     Property and Equipment

Property and equipment consists of the following at December 31, 2010 (in thousands):

	Estimated
	useful lives
	indefinite
Land	Indefinite	$172
Central monitoring station and computer systems	3 – 5 years	16,765
Furniture and office equipment	3 – 5 years	1,444
Automobiles	5 years	14
Leasehold improvements	Lease term	2,493
		20,888
Less accumulated depreciation		199
		$20,689

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2010

(4)                     Debt

Long-term debt consists of the following at December 31, 2010 (in thousands):

Class A-1a Term Notes (matures July 2027), LIBOR plus 1.8% (a)	$338,478
Class A-1b Term Notes (matures July 2027), LIBOR plus 1.7% (a)	96,551
Class A-2 Term Notes (matures July 2037), LIBOR plus 2.2% (a)	97,338
Class A-3 Variable Funding Note (matures July 2037), LIBOR plus 1.8% (a)	251,032
Class A-4 Variable Funding Note (matures July 2037), LIBOR plus 1.8% (a)	27,034
Term Loan (matures June 30, 2012) (b)	60,000
$115 million revolving credit facility (matures December 17, 2013) LIBOR plus 4%	46,300
916,733
Less current portion of long-term debt	(20,000)
Long-term debt	$896,733

(a)                       The interest rates on the Term Notes and VFNs include 1.0% of other fees.

(b)                      The interest rate on the Term Loan is LIBOR plus 3.50% until July 1, 2011, then LIBOR plus 4.00% until January 1, 2012, then LIBOR plus 4.50% thereafter. The term loan matures on June 30, 2012, and requires principal installments of $20,000,000 on December 31, 2011 and March 31, 2012. AMC has guaranteed $30 million of this Term Loan.

Securitization Debt

The Company completed a financing transaction of the type commonly referred to as contract securitization in August 2007. Under the securitization, Funding, a newly formed, wholly owned subsidiary of Monitronics, issued the following debt instruments, which are included in the table of long-term debt above (in thousands):

Principal
amount
Class A-1a Term Notes	$350,000
Class A-1b Term Notes	100,000
Class A-2 Term Notes	100,000
Class A-3 Variable Funding Note	260,000
Class A-4 Variable Funding Note	28,000

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2010

Principal payments under the Term Notes and Variable Funding Notes (VFNs) are payable monthly beginning July 2012 in accordance with the priority of payments established in the securitization. Available cash remaining after paying items as established in the securitization is allocated ratably between the Class A Term Notes and the VFNs. Amounts allocated to the Class A Term Notes are paid first to the Class A-1 Term Notes until their outstanding amount has been paid in full, and second to the Class A-2 Term Notes. Amounts allocated to the VFNs are paid ratably between the Class A-3 VFN and the Class A-4 VFN.

The Company is charged a commitment fee of 0.2% on the unused portion of the VFNs. Interest incurred on borrowings is payable monthly. The securitization debt has an expected repayment date of July 2012. If the securitization debt is not repaid at that time, contingent additional interest payments will be made on the $550 million notional amount of the interest rate swaps and $288 million of VFNs at a rate of 5.0% (including 0.5% of other fees).

As part of the financing transaction, the Company transferred substantially all of its then-existing subscriber assets, dealer alarm monitoring purchase agreements, and property and equipment related to its backup monitoring center, to Funding. The Company also transferred substantially all of its other property and equipment, dealer service agreements, contract monitoring agreements, and employees to Security, which also was a newly formed, wholly owned subsidiary of the Company. Following such transfers, Security assumed responsibility for the monitoring, customer service, billing, and collection functions of Funding and Monitronics. Funding and Security are distinct legal entities. Funding’s assets are available only for payment of the debt and satisfaction of the other obligations arising under the securitization transactions and are not available to pay Monitronics’ other obligations or the claims of its other creditors. Security’s assets are available only for the satisfaction of the other obligations arising under the securitization transactions and are not available to pay Monitronics’ other obligations or the claims of its other creditors; provided that, subject to compliance with applicable covenants, Security may distribute any excess cash to Monitronics greater than $1 million. In total, 93% of the subscriber account contracts, all of the wholesale monitoring contracts and $19.6 million of the property and equipment are unavailable to pay Monitronics’ other obligations or the claims of its other creditors.

On the closing date of the securitization agreement, Funding also entered into several interest rate swap agreements in an aggregate notional amount of $550.0 million that have similar terms in order to reduce the financial risk related to changes in interest rates associated with the floating rate term notes (collectively, the Swaps). The Swaps have an expected repayment date of August 2012 to match the expected refinancing of the securitization debt. The Company entered into three interest rate cap agreements with staggered durations with notional amounts of $100.0 million effective August 15, 2008 through August 15, 2009, $260.0 million effective August 15, 2009 through August 15, 2010, and $240.0 million effective August 15, 2010 through May 15, 2014 and an interest rate floor with a notional amount of $260.0 million effective from October 15, 2007 through May 15, 2014, to reduce the financial risk related to changes in interest rates associated with the floating rate variable funding notes. None of these derivative financial instruments are designated as hedges but, in effect, they act as hedges against the variable interest rate risk of the debt obligations. The Class A-1a Term Notes were effectively converted from floating to fixed with a derivative instrument at a rate of 7.5%. The Class A-1b Term Notes were effectively converted from floating to fixed with a derivative financial instrument at a rate of 7.0%. The Class A-2 Term Notes were effectively converted from floating to fixed with a derivative instrument at a rate of 7.6%. See note 10 for further information regarding these derivatives.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2010

As of December 31, 2010, Monitronics has $0 of the Class A-3 VFN and $28 million of funds drawn related to the Class A-4 VFN held as restricted cash, which continues to be available to the Company. No additional amounts are available to be drawn from the VFNs.

The securitization debt has certain financial and nonfinancial covenants, which must be met on a monthly or quarterly basis. These tests include maximum attrition rates, interest coverage, and minimum average recurring monthly revenue. Indebtedness under the securitization is secured by all of the assets of Funding. As of December 31, 2010, the Company believes it was in compliance with all required covenants.

Credit Facility

On December 17, 2010, in order to partially fund the cash consideration paid for the Acquisition of Monitronics by AMC and provide for growth capital, Monitronics entered into a Credit Agreement with the lenders party thereto and Bank of America, N.A., as administrative agent (the Credit Facility). The Credit Facility provides a $60,000,000 term loan and a $115,000,000 revolving credit facility. There is a LIBOR floor of 1.50%, and a commitment fee of 0.50% on unused portions of the revolving credit facility. Upon any refinancing of the notes issued by Funding, Monitronics must prepay the term loan. At any time after the occurrence of an event of default under the Credit Facility, the lenders may, among other options, declare any amounts outstanding under the Credit Facility immediately due and payable and terminate any commitment to make further loans under the Credit Facility. In addition, failure to comply with restrictions contained in our existing securitization indebtedness could lead to an event of default. The obligations under the Credit Facility are secured by a security interest on substantially all of the assets of Monitronics and its wholly owned subsidiary, Monitronics Canada, Inc., as well as a pledge of the stock of Monitronics. AMC has guaranteed the term loan up to $30,000,000.

The terms of the Credit Facility include certain financial and nonfinancial covenants, which include maximum leverage ratios and minimum fixed charge coverage ratios. As of December 31, 2010, Monitronics believes it was in compliance with all required covenants.

Other Debt

On August 8, 2007, the Company entered into a $5.0 million term loan and $15.0 million revolving credit line. All outstanding amounts under this debt agreement were repaid as of December 31, 2010 and the debt agreement was terminated. The Company was charged a commitment fee of 0.375% on the average daily unused portion. The facility bore interest at a rate of either prime or LIBOR plus 1.75%. Interest incurred on borrowings was payable monthly in arrears.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2010

Scheduled maturities of long-term debt at December 31, 2010 are as follows for the fiscal years ending December 31 (in thousands):

2011	$20,000
2012	40,000
2013	46,300
2014	—
2015	—
Thereafter	838,000
Total principal payments	944,300
Less discount	(27,567)
Total debt, net of discount	$916,733

The discount on the long term originated from the debt being fair valued as a result of the acquisition of Monitronics by AMC on December 17, 2010 as more fully described in note 2. This discount is being amortized using the effective interest method. Amortization of the discount during the 15-day period ended December 31, 2010 was $0.8 million.

(5)                     Shareholder’s Net Capital

(a)                      Preferred Stock

The Series A preferred stock voted together with Class A common stock as a single class on an as-converted basis on all matters to come before the Company’s shareholders. The Series A preferred stock was redeemed on August 8, 2007, from the proceeds of the securitization transaction as more fully described in note 4. As a result, the former holders of Series A preferred stock have no ongoing contractual rights. Pursuant to the Acquisition agreement, the Company deauthorized all shares of Series A preferred stock upon its merger with Merger Sub on December 17, 2010.

(b)                      Common Stock

Pursuant to the Acquisition agreement, the Company deauthorized all shares of Class A and Class B common stock upon its merger with Merger Sub on December 17, 2010. The newly formed entity has one share of common stock issued and outstanding to AMC as of December 31, 2010.

(c)                       Stock Warrants

During January 2002, the Company issued warrants to purchase 1,133,328 shares of Class A common stock at an exercise price of $0.01 per share in connection with a subordinated note agreement. These warrants were exercised on December 16, 2010 in connection with the Acquisition. There were no warrants outstanding as of December 31, 2010.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2010

(6)                     Restricted Stock and Stock Option Plans

Prior to the Acquisition, the Company maintained a 1999 Stock Option Plan (the 1999 Plan), which was adopted November 3, 1999, and provided for the grant of options to purchase up to 150,000 shares of Class A common stock to its officers and employees; a 2001 Stock Option Plan (the 2001 Plan), which was adopted on April 27, 2001, and provided for the grant of options to purchase up to 250,000 shares of Class A common stock to its officers and employees; and a 2005 Stock Option Plan (the 2005 Plan), which was adopted on March 28, 2005, and provided for the grant of options to purchase up to 1,350,000 shares of Class A common stock to its officers and employees. In addition, there were options outstanding to purchase up to 1,400,000 shares of Class A common stock that were not issued under a plan. Options granted to date vest ratably over periods not exceeding five years, as specified by the option agreements. The Company recognizes compensation expense on a straight-line basis for options that vest ratably. In connection with Acquisition, all options became fully vested and were exercised on December 16, 2010. There were no options granted or outstanding during the 15-day period ended December 31, 2010.

Stock option transactions for the 169-day period ended December 16, 2010 are summarized as follows:

Weighted
	Number of	average
	options	exercise price
Outstanding at June 30, 2010	2,721,695	$7.10
Granted	—	—
Forfeited	—	—
Canceled	—	—
Exercised	(2,721,695)	7.10
Outstanding at December 16, 2010	—	—
Exercisable at December 16, 2010	—	—

During the 169-day period ended December 16, 2010, the Company recognized $394,000 of stock compensation expense, of which $246,000 was attributable to accelerated vesting of all outstanding options triggered by the Acquisition, pursuant to the related stock option plans.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2010

(7)                     Income Taxes

The provision for income taxes consists of the following (in thousands):

	15-day
	period from	169-day period
	December 17,	from July 1,
	2010 to	2010 to
	December 31,	December 16,
	2010	2010
	(Successor)	(Predecessor)
Current:
Federal	$—	—
State	82	853
Total current	82	853
Deferred:
Federal	27	217
State	—	—
Total deferred	27	217
Total provision for income taxes	$109	1,070

The differences between the actual income tax expense and the amount computed by applying the statutory federal tax rate to income before income taxes result in the following (in thousands):

	15-day
	period from	169-day period
	December 17,	from July 1,
	2010 to	2010 to
	December 31,	December 16,
	2010	2010
	(Successor)	(Predecessor)
Expense (benefit) computed at federal statutory rate	$(1,442)	1,803
Nondeductible expenses	—	4,537
State tax (net of federal benefit)	82	582
Other adjustments	11	—
Change in valuation allowance	1,458	(5,852)
Total provision for income taxes	$109	1,070

Deferred income taxes are provided for the tax effects of differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2010

The components of deferred income taxes as of December 31, 2010 are as follows (in thousands):

Current deferred tax assets:
Accrued expenses	$3,467
Allowance for doubtful accounts	685
Deferred revenue	403
Other	952
Total current deferred tax assets	5,507
Valuation allowance	(787)
Current deferred tax assets, net	$4,720
Noncurrent deferred tax assets:
Intangible assets	$21,548
Mark-to-market valuation on derivative financial instruments	23,126
Net operating loss carryforwards	40,503
Business credits	1,582
Deferred financing fees	9,527
Total noncurrent deferred tax assets	96,286
Valuation allowance	(14,448)
Noncurrent deferred tax assets, net	81,838
Noncurrent deferred tax liabilities:
Subscriber accounts	(72,381)
Debt	(9,657)
Goodwill	(4,047)
Fixed assets	(2,036)
Other, net	(1,365)
Total noncurrent deferred tax liabilities	(89,486)
Noncurrent deferred tax liabilities, net	$(7,648)

At December 31, 2010, the Company had available for federal income tax purposes an alternative minimum tax credit carryforward of $426,000, which is available for an indefinite period. The Company had $115.6 million of federal net operating loss carryforwards, which begin to expire, if unused, in 2024. A portion of the federal net operating loss carryforward may be limited pursuant to Internal Revenue Code Section 382. The Company had available for state income tax purposes net operating loss carryforwards of $25.8 million as of December 31, 2010.

The Company provides a valuation allowance for deferred tax assets when it is more likely than not that some portion or all of its deferred tax assets will not be realized. In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The Company had a valuation allowance of $15.2 million as of December 31, 2010. The Company maintains a valuation allowance primarily based on experiencing a cumulative loss before income taxes for the three-year period ended December 31, 2010. The ultimate

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2010

realization of deferred tax assets is dependent upon the generation of future taxable income (including reversals of deferred tax liabilities) during the periods in which those temporary differences will become deductible.

The Company accounts for uncertain tax positions using a two-step approach. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being recognized upon settlement. The Company has evaluated matters such as derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition, and has determined that there is no impact on the Company’s consolidated financial statements for the 169-day period ended December 16, 2010 and 15-day period ended December 31, 2010. The periods still subject to audit for the Company’s federal tax return are the 2007 through 2010 tax years. The Company classifies interest and penalties in interest expense and other expenses, respectively, in the consolidated statements of operations. The Company has determined that no accrual for interest related to uncertain tax positions is required at December 31, 2010.

(8)                    Employee Benefit Plan

The Company maintains a tax-qualified, defined contribution plan that meets the requirements of Section 401(k) of the Internal Revenue Code (the Monitronics 401(k) Plan). During the six-month period ended December 31, 2010, the Company, at its election, made contributions to the Monitronics 401(k) Plan. These contributions were allocated among participants based upon the respective contributions made by the participants through salary reductions during the applicable plan year. The Company also makes matching cash contributions under the Monitronics 401(k) Plan. For the 169-day period ended December 16, 2010 and 15-day period ended December 31, 2010, the Company made matching cash contributions to the Monitronics 401(k) Plan of approximately $56,733 and $3,545, respectively. The funds of the Monitronics 401(k) Plan are deposited with a trustee and invested at each participant’s option in one or more investment funds.

(9)                     Commitments and Contingencies

The Company leases certain office space and equipment under various noncancelable operating leases. The Company leases 132,880 square feet of total office space, of which 10,000, 13,050, 11,830, and 98,000 square feet are currently under separate leases expiring on February 28, 2011, May 31, 2014, January 31, 2015, and May 31, 2015, respectively. The Company has the option to renew the lease expiring on February 28, 2011, for an additional term of 60 months following the expiration of the original lease agreement. The lease expiring May 31, 2014 has rent escalation clauses associated with it, and the Company has the option to renew the lease for three additional terms of 60 months each following the expiration of the original lease agreement. The lease expiring January 31, 2015 has rent escalation clauses associated with it, and the Company has the option to renew the lease for an additional term of 36 months following the expiration of the original lease agreement. The lease expiring May 31, 2015 has rent escalation clauses associated with it, and the Company has the option to renew the lease for two additional terms of 60 months each following the expiration of the original lease agreement. All equipment leases are renewable at the option of the Company upon expiration.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2010

At December 31, 2010, future minimum payments under such leases are as follows (in thousands):

2011	$1,812
2012	1,807
2013	1,819
2014	1,754
2015	650
Thereafter	—
Total minimum lease payments	$7,842

Rental expense during the 169-day period ended December 16, 2010 and 15-day period ended December 31, 2010 was approximately $800,000 and $70,000, respectively.

The Company is party to various legal proceedings and claims that have arisen in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material impact on the Company’s financial position or results of operations.

(10)              Derivatives

The Company uses interest rate derivatives to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate caps are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. The variable interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. The Company incorporates credit valuation adjustments to appropriately reflect the respective counterparty’s nonperformance risk in the fair value measurements.

At December 31, 2010, derivative financial instruments include one interest rate cap with a fair value of $0.4 million, an interest rate floor with a fair value of $(21.8) million, and three interest rate swaps (Swaps) with an aggregate fair value of $(42.9) million. The interest rate cap represents a financial asset of the Company, while the interest rate floor and Swaps represent financial liabilities of the Company. The interest rate cap, floor, and Swaps have not been designated as hedges. The derivative financial instruments have maturity dates ranging from May 2014 to July 2037. For the 169-day period ended December 16, 2010, the realized and unrealized loss on derivative instruments in the consolidated statements of operations includes interest payments under the floor and Swaps of $17.5 million, partially offset by a $12.2 million unrealized gain related to the change in the fair value of these derivatives. For the 15-day period ended December 31, 2010, the realized and unrealized loss on derivative instruments in the consolidated statements of operations includes a $1.7 million unrealized loss related to the change in the fair value of these derivatives. There were no settlement payments during the 15-day period ended December 31, 2010.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2010

For purposes of valuation of the Swaps, the Company has considered that certain provisions of the Term Notes and VFNs provide for significant adverse changes to interest rates and uses of cash flows if this debt is not repaid by July 2012. In addition, the Swaps can be terminated at this time with no additional costs to the Company. Currently, a make-whole payment would be due to the counterparty to the Swaps were the swaps terminated before April 2012. Were the Term Notes and the VFNs not repaid in full by July 2012, the Company would incur additional interest and other costs and be restricted in subscriber account purchases at Funding, until the Term Notes and VFNs were repaid in full. Management believes it is highly likely the Company will be able to refinance and/or repay the Term Notes and VFNs in full by July 2012, and the valuation considers adjustments for termination dates before and after July 2012 on a probability weighted basis. The valuation of the Swaps is based principally on a July 2012 maturity of the Term Notes less a credit valuation adjustment, as Company can cancel the Swaps without penalty beginning in April 2012.

Borrowings under the securitization debt bear interest at variable rates. Our objective in entering into the Swaps was to reduce the risk associated with these variable rates. The Swaps, in effect, convert variable rates of interest into fixed rates of interest on $550 million of borrowings under the securitization debt. It is our policy to offset fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting agreement. As of December 31, 2010, no such amounts were offset.

The Company’s Swaps are as follows (dollars in thousands):

Notional	Rate paid	Rate received

$350,000	6.56%	1 mo. USD-LIBOR-BBA
100,000	6.06	1 mo. USD-LIBOR-BBA
100,000	6.64	1 mo. USD-LIBOR-BBA

The fair value of derivative instruments as of December 31, 2010 is as follows (in thousands):

	Asset derivatives		Liability derivatives
	Balance sheet		Balance sheet
	location	Fair value	location	Fair value

Purchased interest rate swaps	Other assets	$—	Other liabilities	$42,934
Purchased interest rate caps	Other assets	447	Other liabilities	—
Sold interest rate floor	Other assets	—	Other liabilities	21,810
Total interest rate products		447		64,744

Total derivatives		$447		$64,744

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2010

Gains and losses recognized during the 169-day period ended December 16, 2010 and 15-day period ended December 31, 2010, relating to derivatives not designated as hedging instruments are as follows (in thousands):

15-day
	period from	169-day period
	December 17,	from July 1,
	2010 to	2010 to
	December 31,	December 16,
	2010	2010
	(Successor)	(Predecessor)
Interest rate products:
Unrealized (gain) loss on derivatives	$1,682	(12,246)

The Company has a single counterparty that it uses for its derivative contracts. The Company’s contractual agreement with its counterparty contains a provision where if the Company defaults on its master debt agreement (borrowings under the securitization debt) and liquidates the assets that are encumbered by the debt agreement, then the Company could also be declared in default on its derivative obligations.

As of December 31, 2010, the fair value of derivative financial instruments, which excludes any adjustment for nonperformance risk, related to these agreements was in a net liability position of $64.7 million. As of December 31, 2010, the Company has not posted any collateral related to these agreements. If the Company had breached the provision above, it could have been required to settle its obligations under the agreements at the termination value of $64.7 million.

(11)              Fair Value Accounting

On July 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defined fair value, established a framework for measuring fair value, and expanded disclosures about fair value measurements. SFAS 157 was replaced by ASC 820, Fair Value Measurements and Disclosures.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2010

ASC 820 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

We have aggregated our financial assets and liabilities that are measured at fair value on a recurring basis (at least annually) into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement dates.

The table below presents the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2010, aggregated by the level in the fair value hierarchy within which those measurements fall. The tables do not include cash on hand or assets and liabilities that are measured at historical cost or any basis other than fair value (in thousands):

Assets and liabilities measured at fair value on a recurring basis at December 31, 2010

	Quoted prices
	in active
	markets for	Significant
	identical	other	Significant
	assets and	observable	unobservable	Balance at
	liabilities	inputs	inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2010
Assets:
Cash equivalents	$166	—	—	166
Current and noncurrent restricted cash	51,376	—	—	51,376
Derivative financial instruments	—	447	—	447
Liabilities:
Derivative financial instruments	$—	21,810	42,934	64,744

The Company’s fair value measurements of the Swaps rely on significant unobservable inputs (Level 3) as of December 31, 2010.

MONITRONICS INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2010

The Company has determined that the majority of the inputs used to value its interest rate caps and floor derivatives fall within Level 2 of the fair value hierarchy. The Company has determined that the majority of the inputs used to value its Swaps fall within Level 3 of the fair value hierarchy, as the valuation is based in part on management’s estimates of the refinancing date of the Term Notes, which affects the termination date of the Swaps as the notional amount of the Swaps is directly linked to the outstanding principal balance of the Term Notes. However, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by its counterparties. For counterparties with publicly available credit information, the credit spreads over LIBOR used in the calculations represent implied credit default swap spreads obtained from a third-party credit data provider. However, as of December 31, 2010, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its interest rate caps and floor derivatives, but are significant for the Swaps. As a result, the Company has determined that its derivative valuations on its interest rate caps and floor are classified in Level 2 of the fair value hierarchy and its derivative valuation on its Swaps are classified in Level 3 of the fair value hierarchy.

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 liabilities (in thousands):

Fair value at July 1, 2010	$53,487
Change in unrealized loss related to the Swaps	(10,372)

Fair value at December 17, 2010	43,115
Change in unrealized loss related to the Swaps	(181)

Fair value at December 31, 2010	$42,934

The Company’s long-term debt instruments are not measured at fair value on a recurring basis. However, the preacquisition debt instruments were remeasured on December 17, 2010 to fair value in connection with the Acquisition. Accordingly, the carrying value of debt instruments as of December 31, 2010 approximates fair value as there have been no significant interest rate changes since the acquisition date.

(12)              Subsequent Events

The Company has evaluated events and transactions through June 14, 2011, the date that the consolidated financial statements were available to be issued. Based on requirements of the subsequent event guidance, the Company has not identified any events that require disclosure.